For further information contact:
David T. Provost
Chairman and CEO
The PrivateBank - Michigan
248-644-2301
For Immediate Release

The PrivateBank - Michigan Elects
Five New Members to its Board of Directors

Bloomfield Hills, MI August 23, 2005 --- The PrivateBank - Michigan, a unit of PrivateBancorp, Inc. (NASDAQ-PVTB), announced that the Bank has elected five new members to its Board of Directors, expanding the Bank’s board to 11 members.

Elected were: Max A. Berlin, President and CEO, MeasureComp LLC, Oak Park, MI, a leading floor covering computerized measurement company; Donald A. Coleman, Chairman and CEO, GlobalHue, Southfield, MI, the largest minority owned full service marketing communications agency specializing in ethnic and multicultural marketing; Ralph B. Mandell, Chairman and CEO, PrivateBancorp, Inc.; Albert C. Papa, Chairman and CEO, Cambridge Financial Services, Inc., Troy, MI, a firm specializing in employee benefits, estate planning and business continuation planning; and, Pamela E. Rodgers, a General Motors franchisee and owner of Rodgers Chevrolet, Woodhaven, MI.

“We are delighted that these outstanding individuals have joined our Board. They bring business acumen, market knowledge and independent thinking to our organization which will be very beneficial as we continue to grow and serve clients through our unique model of private banking”, said David T. Provost, Chairman of the Board and CEO, The PrivateBank - Michigan.

    The five new Board members join six current members: Robert Burch, Vice Chairman, The PrivateBank - Michigan; Patrick M. McQueen, President and COO, The Private Bank - Michigan; Robert H. Naftaly, a long time business and civic leader who currently serves on Michigan’s State Tax Commission; David T. Provost; Chairman and CEO, The PrivateBank - Michigan; Thomas L. Schellenberg, President, Schellenberg & Associates, Birmingham, MI, a tax and business consulting firm; and, Gary H. Torgow, Founder, Chairman and CEO of the Sterling Group, a Detroit-based real estate development, investment and management company.

The PrivateBank - Michigan, formerly The Private Bank, was acquired as part of PrivateBancorp, Inc.’s acquisition of Bloomfield Hills Bancorp, Inc. on June 20, 2005.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.2 billion as of June 30, 2005, currently has banking offices in downtown Chicago, Chicago’s Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois; in Bloomfield Hills, Rochester and Grosse Pointe, Michigan; in St. Louis, Missouri; and in Milwaukee, Wisconsin.

    Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.